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Exhibit 10.28

December 3, 2008

  Re:
  Offer of Employment

Dear Diane Thompson:

We are sending you this revised offer letter so that it complies with 409A of the Internal Revenue Code.

Bridgepoint Education is pleased to offer you the position of Senior Vice President/General Council. This is a full-time Exempt position with a start date of December 15, 2008, and is located in San Diego, CA.

You will receive a copy of the Bridgepoint Education (THE COMPANY) employee handbook and will be subject to all of the provisions of this handbook. You will also be required to sign an acknowledgment of receipt of the handbook.

Should you accept this employment offer, per company policy as set forth in Bridgepoint Education Employee Handbook, you will be eligible to receive the following:

  •
  Base Salary:  Will be paid in bi-monthly installments of $10,416.66, which is equivalent to $250,000.00 on an annual basis, and subject to deductions for taxes and other withholdings as required by law.

  •
  Performance Bonuses:  You will be eligible for an annual performance bonus beginning in 2009 which may be up to 35% of your annual salary. The performance bonus will be granted as long as you and the Company are meeting and/or exceeding certain performance standards. You will have no entitlement to and no performance bonus shall be earned, if at all, unless and until the time of payment of any such performance bonus. The time and amount of any performance bonus payment will be determined by the Company acting in its sole and absolute discretion.

  •
  Relocation:  The Company will reimburse you for up to $25,000 in relocation expenses that you incur between the date of this Offer of Employment and June 15, 2009. You must submit your requests for reimbursement within 30 days following the date the expenses are incurred and the Company will reimburse you within 45 days following the date it receives your request for reimbursement. In the event you voluntarily terminate your employment with the Company prior to the one-year anniversary of your start date set forth above, you shall be required to repay the Company an amount equal to any relocation expenses that were reimbursed to you; provided, further, that you must repay the Company within 30 days from the date your employment terminates. Transition period of six months: 2 (two) days in Phoenix, AZ, 3 (three) days in San Diego, CA, finally residing in San Diego, CA by June 15, 2009.

  •
  Stock Options:  You will be granted 140,000 shares when the Company goes public at the price of the IPO.

  •
  Benefits:  Executive Level Benefits

Terms of Employment:    Your employment with THE COMPANY is "at will" meaning that you are not employed for any specific period of time. Your employment can be terminated with or without cause and with or without notice, at any time, at the option either of THE COMPANY or you. Similarly, THE COMPANY regains the right to transfer, demote, suspend or administer discipline with or without cause and with or without notice, at any time. The at-will nature of your employment relationship may not be modified except in a writing signed by both the CEO of' THE COMPANY and you. This constitutes the entire understanding regarding the at-will nature of your employment.

Non-Compete Agreement:    Please attach all agreements you have entered into with any prior employers relating to confidentiality, including, any non-disclosure, non-competition, and non-solicitation agreements or other agreements entered into upon your termination of employment with any prior employers and sign this letter where indicated below to acknowledge your acceptance of employment on these terms.

By signing this letter where indicated below, you affirm that you have not been solicited by THE COMPANY and that you learned of this employment opportunity with THE COMPANY through word-of-mouth or from a classified advertisement.

To accept this job offer:

        1.     Sign and date this job offer letter where indicated below.

        2.     Complete, sign and return the following documents in Human Resources:

    •
    New Hire Info Sheet

    •
    Application for Employment

    •
    Background Check Forms

    •
    Release of Liability

    •
    Employee Acknowledgement

We at Bridgepoint Education hope that you will accept this job offer and look forward to welcoming you aboard.

Sincerely,

Charlene Dackerman, Senior Vice President of Human Resources

/s/ Diane Thompson Diane Thompson	December 31, 2008 Date

cc: Andrew Clark, CEO Bridgepoint Education

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  Exhibit 10.28